Exhibit 4.19.1

Additional Agreement No. 1

To Agreement between OAO Rostelecom and OJSC Dalsvyaz

No.753-05-23 dated January 01, 2006

Moscow	Dated: June 9 2006

Rostelecom, Open Joint-Stock Company for Long-Distance and International Telecommunications, hereinafter, “Rostelecom”, represented by OAO Rostelecom General Director Dmitry Yevgenievich Yerokhin, authorized to act by the Charter, on the one part, and “Far Eastern Telecommunications Company”, hereinafter referred to as the “Operator”, represented by General Director Anton Alekseyevich Alekseyev, authorized to act by the Charter, on the other part hereinafter collectively referred to as the “Parties”, and severally, as “Party”, have entered into this Additional Agreement (hereinafter, “the Additional Agreement”) on the incorporation of the below-listed amendments in the Agreement No. 753-05-23 entered into by the Parties on January 01, 2006 (hereinafter, “the Agreement “), as follows:

1.                             Clause 1.6. of the Agreement shall be amended as follows:

“Users” means persons, including subscribers, ordering and/or using the Services through the Operator, or through a communication operator whose telecommunication network is connected to the Operator’s network at the local or zonal level and which is not an Associated Operator, provided that settlements with such persons for the Telecommunication services provided by Rostelecom are effected by the Operator in accordance with the terms and conditions of this Agreement. The list of telecommunications operators whose telecommunication networks are connected to the Operator’s network at the local or zonal level, which are not Associated Operators, and settlements with which for the Telecommunication services provided by Rostelecom are effected by the Operator in accordance with the terms and conditions of this Agreement, will be provided in a separate Additional Agreement to be executed by the Parties on or after the effective date of this Agreement.”

2.                             Clauses 1.4 and 1.7. of the Agreement shall be amended as follows:

“Income earned” means the funds actually received by the Operator from the Users in the Billing Period on account of payment for the Telecommunication services.

“Accrued income” means payments to the Operator by the Users for the Telecommunication Services rendered in the corresponding month.

3.                             Clause 1.8. of the Agreement shall be amended as follows:

“1.8 “Billing period” means a calendar month following the Reporting Period”.

4.                             Article 1 of the Agreement shall be supplemented with a new Clause 1.13 as follows:

“1.13. “Reporting period” means a calendar month during which Telecommunication services were rendered to the Users”.

5.                             Clause 3.5.2. of the Agreement shall be amended as follows: The legal regulations between entire relationship of the Parties hereunder shall be subject to the confidentiality terms and conditions as set forth in the Confidentiality Agreement No. 37-06-30 entered into by the Parties on                           2006. Any exchange of information between the Parties hereunder shall be in a manner which shall allow for it to be kept in confidence in accordance with the Confidentiality Agreement provisions.

6.                             Under subpara. 4.1.2. of the Agreement, refer to “Appendix No. 7” instead of “Appendix No. 2”.

7.                             Appendix 3 shall be amended in version 2:

8.                             Appendix 4 shall be amended in version 2:

9.                             Appendix 5 shall be amended in version 2:

10.                       Appendix 7 shall be amended in version 2:

11.                       Appendix 8 shall be amended in version 2:

12.                       This Additional Agreement is an integral part of the Agreement.

13.                       All terms used in this Additional Agreement have a meaning, fixed for them in the Agreement.

14.                       All the rest, not indicated in this Additional Agreement, is subject to the provisions of the Agreement.

15.                       The Additional Agreement is issued in the Russian language in two original counterparts, one for each Party.

16.                       The Additional Agreement shall enter into legal force on the agreement date and expire with the expiry of Agreement on January 01, 2006. The Parties hereby establish that terms and conditions of the Agreement entered into thereby shall apply to their relations arisen from the date of the Agreement dated January 01, 2006.

17.                       Details and Signatures of the Parties

For OAO Rostelecom:	For OJSC Dalsvyaz

Legal address: 5, Delegatskaya st.,	Legal address:
Moscow 127091	57, Svetlanskaya st.
690950, Vladivostok

General Director	General Director

D.Ye. Yerokhin	A.A. Alekseyev
2006	2006
Seal here	Seal here